Exhibit 99.1

For Immediate Release

SIGMA DESIGNS, INC. REPORTS FIRST QUARTER

FISCAL 2016 FINANCIAL RESULTS

Quarterly Revenues up 52% Year-over-Year

MILPITAS, CA, June 9, 2015 — Sigma Designs® (NASDAQ: SIGM), a leading provider of intelligent system-on-chip (SoC) solutions for Smart TV, Internet of Things Devices for Smart home, IP-based set-top-boxes and Media Connectivity, today reported financial results for its first quarter of fiscal 2016, which ended May 2, 2015.

Financial Results

GAAP net revenues for the first quarter of fiscal 2016 were $55.9 million, up $1.1 million, or 1.9%, from $54.8 million reported in the previous quarter, and up $19.0 million, or 51.6%, from $36.9 million reported for the same period in fiscal 2015.

Non-GAAP net revenues for the first quarter of fiscal 2016, which excludes $0.8 million for the reversal of accrued rebates, were $55.1 million. This compares with non-GAAP net revenues of $54.8 million reported in the previous quarter, and $36.9 million reported for the same period in fiscal 2015.

GAAP gross margin in the first quarter of fiscal 2016 was 52.5%. This compares with a GAAP gross margin of 48.7% in the previous quarter, and 54.9% for the same period in fiscal 2015.

Non-GAAP gross margin in the first quarter of fiscal 2016 was 53.8%. This compares with a non-GAAP gross margin of 50.8% in the previous quarter, and 58.1% for the same period in fiscal 2015.

GAAP operating expenses in the first quarter of fiscal 2016 were $27.9 million, compared with GAAP operating expenses of $29.1 million in the previous quarter, and $28.7 million for the same period in fiscal 2015.

Non-GAAP operating expenses in the first quarter of fiscal 2016 were $25.4 million, compared with non-GAAP operating expenses of $26.1 million in the previous quarter, and $25.5 million for the same period in fiscal 2015.

GAAP net loss for the first quarter of fiscal 2016 was $0.4 million, or $0.01 per diluted share. This compares with a GAAP net loss of $3.6 million, or $0.10 per diluted share in the previous quarter, and a GAAP net loss of $9.9 million, or $0.29 per diluted share, for the same period in fiscal 2015.

Non-GAAP net income for the first quarter of fiscal 2016 was $3.2 million, or $0.09 per diluted share. This compares with non-GAAP net income of $1.5 million, or $0.04 per diluted share, for the previous quarter, and a non-GAAP net loss of $5.0 million, or $0.14 per diluted share, during the same period in fiscal 2015.

The reconciliation between GAAP and non-GAAP net income (loss) for all referenced periods is provided in a table immediately following the GAAP financial tables below.

Management Comment

“We had a solid first quarter with revenue increasing for the fourth straight quarter. In addition, we increased our non-GAAP profitability for the third quarter in a row,” said Thinh Tran, president and CEO of Sigma Designs, Inc. “Our higher revenue resulted primarily from a combination of increased customer volumes for both our Smart TV chipsets and IoT Devices. We are committed to sustaining this positive momentum.”

Recent Highlights

●	We demonstrated the breadth of our Z-Wave ecosystem at the ISC West conference with a number of leading vendors demonstrating their compliant products.

●	We released our new Z-Wave protocol 6.6 and ZIP stack, providing an enriched feature set.

●	We demonstrated our Dolby Vision High Dynamic Range television on our STV7700 series at this year’s NAB show and also began production of this new chipset.

●	We jointly announced the introduction of a new G.hn powerline adaptor by Tecom that includes a 3G/4G add-on for distribution of mobile broadband access.

Investor Conference Call

The conference call relating to Sigma’s first quarter fiscal 2016 financial results will take place following this announcement at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time today, June 9, 2015. Investors will have the opportunity to listen live to the conference call via the Internet through www.sigmadesigns.com/IR. To listen to the live call, please go to the website at least 10 minutes prior to the commencement of the call to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call via the Internet through www.sigmadesigns.com/IR. The audio replay will be available for one week after the call.

Use of Non-GAAP Financial Information

In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, Sigma reports non-GAAP net income (loss), which excludes amortization of acquired intangibles, stock-based compensation, facility exit legal expenses, settlement expenses, net gain on sale of and impairment of privately-held investments, restructuring charges, impairment of purchased IP, mask sets and design tools used in production and the reversal of previously accrued rebates. The tax amounts included in Sigma’s non-GAAP results approximate its operating cash tax expense, similar to the liability reported on Sigma’s tax returns. In the GAAP to non-GAAP reconciliation at the end of this press release, we have disclosed the impact of these income tax adjustments in our calculation of our non-GAAP financial results. Sigma believes that its non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. Sigma also believes the non-GAAP measures provide useful supplemental information for investors to evaluate its operating results in the same manner as the research analysts that follow Sigma, all of whom present non-GAAP projections in their published reports. As such, the non-GAAP measures provided by Sigma facilitate a more direct comparison of its performance with the financial projections published by the analysts as well as its competitors, many of whom report financial results on a non-GAAP basis. The economic substance behind its decision to use such non-GAAP measures is that such measures approximate its controllable operating performance more closely than the most directly comparable GAAP financial measures. For example, Sigma’s management has no control over certain variables that have a major influence in the determination of stock-based compensation such as the volatility of its stock price and changing interest rates. Sigma believes that all of these excluded expenses may not accurately reflect the underlying performance of its continuing operations for the period in which they are incurred, even though some of these excluded items may be incurred and reflected in Sigma’s GAAP financial results in the foreseeable future.

The material limitation associated with the use of the non-GAAP financial measures is that the non-GAAP measures may not reflect the full economic impact of Sigma’s activities. Sigma’s non-GAAP net income (loss) is not prepared in accordance with GAAP, is not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, investors are cautioned not to place undue reliance on non-GAAP information.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including our commitment to sustaining positive momentum. Actual results may vary materially due to a number of factors including, but not limited to, the risk that, upon completion of further closing procedures and audit, the financial results for the first quarter and fiscal year 2016 are different than the results set forth in this press release, our ability to recognize revenue from design wins, general economic conditions, the ability to recognize the anticipated savings from our restructuring efforts, the rate of growth of Smart TVs, Internet-of-Things Devices, Set-top-Box and Media Connectivity, the ramp in demand from our Set-Top-Box, television and telecommunication customers, our ability to deploy and achieve market acceptance for our products, and the risk that such products will not gain widespread acceptance, or will be rendered obsolete, by product offerings of competitors or by alternative technologies, and other risks detailed from time to time in our SEC reports, including our report on Form 10-K as filed with the SEC on April 15, 2015 and available at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We undertake no obligation to publicly release or otherwise disclose the result of any revision to these forward-looking statements that may be made as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Sigma Designs, Inc.

Sigma Designs, Inc. (NASDAQ: SIGM) is a global integrated semiconductor solutions provider offering intelligent media platforms for use in the home entertainment and home control markets. The Company designs and builds the essential semiconductor technologies that serve as the foundation for the world’s leading IPTV set-top boxes, Smart TVs, Internet of Things Devices and Media Connectivity. For more information about Sigma Designs, please visit www.sigmadesigns.com.

Sigma Designs, Secure Media Processor, and the Sigma Designs logo are either registered trademarks or trademarks of Sigma Designs, Inc. and its subsidiaries in the United States and other countries. All other trademarks mentioned herein are believed to be trademarks of their respective owners.

Investor Relations Contacts:

Jim Fanucchi

Darrow Associates, Inc.

(408) 404-5400

IR@sigmadesigns.com

Elias Nader, CFO and Corporate Secretary

Sigma Designs, Inc.

IR@sigmadesigns.com

SIGMA DESIGNS, INC.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

(GAAP)

(In thousands)

	May 2,	January 31,
	2015	2015
Assets

Current Assets:
Cash and cash equivalents	$69,334	$83,502
Short-term marketable securities	8,448	6,347
Restricted cash	400	400
Accounts receivable, net	31,562	26,415
Inventory	24,446	20,445
Deferred tax assets	3,386	3,319
Prepaid expenses and other current assets	9,110	8,805
Total current assets	146,686	149,233

Long-term marketable securities	9,176	4,249
Software, equipment and leasehold improvements, net	20,612	21,594
Intangible assets, net	23,190	24,642
Deferred tax assets, net of current portion	587	687
Long-term investments, net of current portion	3,268	3,267
Other non-current assets	1,656	1,661

Total assets	$205,175	$205,333

Liabilities and Shareholders' Equity

Current Liabilities:
Accounts payable	$23,094	$21,207
Accrued compensation and related benefits	7,952	6,806
Accrued liabilities	17,460	22,894
Total current liabilities	48,506	50,907

Other long-term liabilities	11,193	11,136
Total liabilities	59,699	62,043

Shareholders’ equity	145,476	143,290

Total liabilities and shareholders' equity	$205,175	$205,333

SIGMA DESIGNS, INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(GAAP)

(In thousands, except per share data)

	Three months ended
	May 2, 2015	January 31, 2015	May 3, 2014

Net revenue	$55,912	$54,846	$36,873
Cost of revenue	26,564	28,126	16,648
Gross profit	29,348	26,720	20,225
Gross margin percent	52.5%	48.7%	54.9%

Operating expenses:
Research and development	16,313	17,324	17,103
Sales and marketing	5,811	5,806	5,450
General and administrative	5,772	5,247	5,031
Restructuring charges	9	(3)	974
Impairment of IP, mask sets and design tools	33	689	110
Total operating expenses	27,938	29,063	28,668

Income (loss) from operations	1,410	(2,343)	(8,443)
Interest and other income (expense), net	671	661	(52)

Income (loss) before income taxes	2,081	(1,682)	(8,495)
Provision for income taxes	2,463	1,928	1,419

Net loss	$(382)	$(3,610)	$(9,914)

Net loss per share:
Basic	$(0.01)	$(0.10)	$(0.29)
Diluted	$(0.01)	$(0.10)	$(0.29)
Shares used in computing net loss per share:
Basic	35,395	35,036	34,367
Diluted	35,395	35,036	34,367

SIGMA DESIGNS, INC.

RECONCILIATION OF GAAP NET LOSS TO NON-GAAP NET INCOME (LOSS)

(Unaudited)

(In thousands, except per share data)

	Three months ended
	May 2,	January 31,	May 3,
	2015	2015	2014

GAAP Net Revenue	$55,912	$54,846	$36,873
Items reconciling GAAP Net Revenue to Non-GAAP:
Reversal of accrued rebates	(806)	-	-
GAAP to Non-GAAP adjustments	(806)	-	-
Non-GAAP Net Revenue	$55,106	$54,846	$36,873

GAAP Cost of Revenue	$26,564	$28,126	$16,648
Items reconciling GAAP Cost of Revenue to Non-GAAP:
Stock based compensation expense	(36)	(39)	(50)
Amortization of acquired intangibles	(1,062)	(1,062)	(1,095)
Restructuring charges	-	(15)	(51)
GAAP to Non-GAAP adjustments	(1,098)	(1,116)	(1,196)
Non-GAAP Cost of Revenue	$25,466	$27,010	$15,452

GAAP Gross Profit	$29,348	$26,720	$20,225
GAAP Gross Margin %	52.5%	48.7%	54.9%
Non-GAAP Gross Profit	$29,640	$27,836	$21,421
Non-GAAP Gross Margin %	53.8%	50.8%	58.1%

GAAP Operating Expenses	$27,938	$29,063	$28,668
Items reconciling GAAP Operating Exp to Non-GAAP:
Stock based compensation expense	(1,698)	(1,662)	(1,438)
Amortization of acquired intangibles	(345)	(346)	(346)
Impairment of IP, mask sets and design tools	(33)	(689)	(110)
Settlement expenses	-	-	(107)
Facility exit legal expense	(498)	(258)	(190)
Restructuring charges	(9)	3	(974)
GAAP to Non-GAAP adjustments	(2,583)	(2,952)	(3,165)
Non-GAAP operating expenses	$25,355	$26,111	$25,503

GAAP Other Income (Expense) and Tax	$(1,792)	$(1,267)	$(1,471)
Items reconciling GAAP Other Income (Expense) and Tax to Non-GAAP:
Impairment (gain on sale) of privately held investments, net	(518)	4	-
Income tax adjustments	1,182	1,016	582
GAAP to Non-GAAP adjustments	664	1,020	582
Non-GAAP other income (expense) and tax	$(1,128)	$(247)	$(889)

Non-GAAP net income (loss)	$3,157	$1,478	$(4,971)

Non-GAAP net income (loss) per share:
Basic	$0.09	$0.04	$(0.14)
Diluted	$0.09	$0.04	$(0.14)
Shares used in computing Non-GAAP net income (loss) per share:
Basic	35,395	35,036	34,367
Diluted	36,291	35,449	34,367